October 6, 1997


Via EDGAR

Filing Desk
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

        Re:    BioSafe International, Inc.
               Registration Statement on Form S-3

Ladies and Gentlemen:

        Attached for filing via EDGAR on behalf of BioSafe International, Inc. (the "Company") pursuant to Section 6 of the Securities Act of 1933, as amended (the "Act"), is a registration statement on Form S-3 (the "Registration Statement") relating to 35,483,971 shares of the Company's common stock.

        The Company is wiring today the applicable registration fee in the amount of $ 8,065 to Mellon Bank.

        If you have any questions or require any additional information, please do not hesitate to contact the undersigned at (617) 570-1332.

                                                  Sincerely,

                                                  /s/ Robert Rivkin

                                                   Robert Rivkin

                           BioSafe International, Inc.

     As filed with the Securities and Exchange Commission on October 6, 1997

                                               Registration Statement No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------

                           BIOSAFE INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)

           Nevada                                                95-4203626
(State or other jurisdiction                                  (I.R.S. Employer
of incorporation or organization)                           Identification No.)
                                10 Fawcett Street
                               Cambridge, MA 02138
                                                              (617) 497-4500

           (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)
                          -------------------------------
                                PHILIP W. STRAUSS
                                    President
                           BIOSAFE INTERNATIONAL, INC.
                                10 Fawcett Street
                               Cambridge, MA 02138
                                 (617) 497-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ----------------------------
                                 With a copy to:

                             THOMAS P. STORER, P.C.
                           GOODWIN, PROCTER & HOAR LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000
                         ----------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
                         -----------------------------
        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         CALCULATION OF REGISTRATION FEE

============================= ----------------------- ------------------------- ------------------------- ------------------
   Title of Each Class of          Amount to be           Proposed Maximum          Proposed Maximum          Amount of
Securities Being Registered         Registered           Offering Price Per        Aggregate Offering     Registration Fee
                                                             Share (1)                 Price (1)
============================= ======================= ========================= ========================= ==================
  Common Stock, par value           35,483,971 (2)             $ .75                  $ 26,612,978            $ 8,065
 $.001 per share. . . . . .
     . . . . . . . . .
============================= ======================= ========================= ========================= ==================

(1) Based upon the average of the high and low sale prices reported on The Nasdaq SmallCap Market on September 30, 1997, and estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

(2) Plus such additional shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, reverse stock splits, split-ups, recapitalizations or other similar events.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
================================================================================
            SUBJECT TO COMPLETION, DATED OCTOBER 6, 1997

PRELIMINARY PROSPECTUS


                             35,483,971 Shares

                         BIOSAFE INTERNATIONAL, INC.

                                Common Stock

                            -------------------

            All of the shares of common stock, $.001 par value per share (the "Common Stock"), offered hereby (the "Shares") are being registered for the account of certain stockholders of BioSafe International, Inc. ("BioSafe" or the "Company"), or their pledgees, named herein (collectively, the "Selling Stockholders"). The Shares have been or are to be issued upon the election of such Selling Stockholders to convert certain shares of Series A Preferred Stock, $.001 par value per share (the "Preferred Stock"), of the Company into shares of Common Stock. See "Plan of Distribution" and "Selling Stockholders." The registration of the shares of Common Stock offered hereby does not necessarily mean that the Selling Stockholders will elect to convert all or any of their shares of Preferred Stock or that, upon such conversion, any shares of Common Stock will be offered or sold by the Selling Stockholders.

            Each of the Selling Stockholders, directly or through agents, dealers or underwriters designated from time to time, may sell all or a portion of the Shares offered hereby from time to time on terms to be determined at the time of sale. To the extent required by law, the specific Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each Selling Stockholder reserves the sole right to accept and, together with such Selling Stockholder's agents, dealers or underwriters from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents, dealers or underwriters.

            The aggregate proceeds to the Selling Stockholders from the sale of the Shares offered hereby (the "Offering") will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Company will pay all of the expenses of the Offering other than agents' commissions and underwriters' discounts with respect to the Shares offered hereby and transfer taxes, if any. The Company will not receive any proceeds from the sale of the Shares offered hereby by the Selling Stockholders.

            The Selling Stockholders and any agents, dealers or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which case any commissions received by such agents, dealers or underwriters and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Stockholders.

            The Common Stock is traded on The Nasdaq SmallCap Market (the "Nasdaq Market") under the symbol "BSFE." On September 30, 1997, the last reported sales price for the Common Stock on the Nasdaq Market was $.75 per share.


   See "Risk Factors" on pages 2 to 3 for a discussion of certain material factors that should be considered in connection with an investment in the Common Stock offered hereby.
                           -------------------



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANYREPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ------------------

                The date of this Prospectus is     , 1997

                                  RISK FACTORS


        Certain statements in this Prospectus constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "intend," "estimate," "assume" and other similar expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are in some cases beyond the control of the Company and may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Investors should carefully consider the following factors, in addition to the other information contained in this Prospectus, in connection with investments in the shares of Common Stock offered hereby.

        Operating Losses and Accumulated Deficit; Uncertainty of Future Profitability. BioSafe had an accumulated operating deficit at June 30, 1997 of $25,718,000. Prospects for future profitability are heavily dependent on the success of BioSafe's ability to build an integrated solid waste management company, and its landfill remodeling projects. The Company must raise substantial additional capital to bring to commercial viability all of its currently planned projects and must achieve a level of revenues adequate to support its cost structure. There can be no assurance about the Company's ability to raise additional capital, achieve an adequate level of revenues or continue as a going concern.

        Possible Delisting of Securities from the NASDAQ Market. The Company's Common Stock is traded on The NASDAQ SmallCap Market. Recent changes in the Nasdaq listing requirements provide that, as of February 22, 1998, in order to continue to qualify for quotation on the NASDAQ Market, the Company must have, among other things, at least $2,000,000 in net tangible assets (net tangible assets means total assets, excluding goodwill, minus total liabilities), a public float of 500,000 shares (public float is defined as shares that are not held directly or indirectly by any officer or director of the issuer and by any other person who is the beneficial owner of more than 10% of the total shares outstanding) and a minimum bid price for shares of its Common Stock of $1.00 per share. As of September 30, 1997, the minimum bid price for shares of the Company's Common Stock was $.75 per share. Accordingly, if the minimum bid price of the Company's Common Stock does not increase to at least $1.00 per share by February 22, 1998, the Company's Common Stock will not be eligible for continued quotation on the NASDAQ Market. The loss of continued listing on the NASDAQ Market may, inter alia, reduce news coverage of the Company and make it more difficult for the Company to obtain subsequent financing. The Company is currently considering implementing a reverse stock split, which would have the effect of increasing the per share price of its Common Stock. No assurances can be given, however, that the Company will undertake or consummate a reverse stock split or that the per share price of the Company's Common Stock will remain above $1.00 per share for an extended period of time following a reverse stock split.

        Risk of Limited Liquidity. The Company has limited liquidity in relation to its short-term capital commitments and operating cash requirements. The Company's ability to satisfy its commitments and operating requirements is dependent on a number of pending financing activities which are not assured of successful completion. Any failure of the Company to obtain sufficient financing in the short run would have a materially adverse effect on the Company's financial condition and operations.

        Initial Commercialization Stage; Limited Operating History. To date, although BioSafe has conducted significant testing of methods and processes based on its size reduction and materials handling technology, BioSafe has not yet carried through a landfill remodeling project to completion. Final development and operation may be subject to engineering and construction problems such as cost overruns and start up delays resulting from technical or mechanical problems, unfavorable conditions in the equipment or labor market, or environmental permitting and other regulatory problems, as well as other possible adverse factors. There can be no assurance that BioSafe will be successful in developing and implementing commercial landfill remodeling projects, or that any such development can be accomplished without excessive cost or delay.

        Potential Environmental Liability and Adverse Effect of Environmental Regulation. BioSafe's business exposes it to the risk that it will be held liable if harmful substances escape into the environment as a result of its operations and cause damages or injuries. Moreover, federal, state and local environmental legislation and regulations require substantial expenditures and impose significant liabilities for noncompliance.

        Unpredictability of Patent Protection and Proprietary Technology. BioSafe's success depends, in part, on its ability to obtain and enforce patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. While BioSafe has been issued a U.S. patent and certain related foreign patents on certain of its size reduction and materials handling technology with particular reference to landfill remodeling and on its CFA medical waste treatment system, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any of BioSafe's processes or design around any processes on which BioSafe has or may obtain patents. In addition, it is possible that third parties may have or acquire licenses for other technology that BioSafe may use or desire to use, so that BioSafe may need to acquire licenses to, or to contest the validity of, such patents of third parties relating to BioSafe's technology. There can be no assurance that any license required under such patents would be made available to BioSafe on acceptable terms, if at all, or that BioSafe would prevail in any such contest. Moreover, BioSafe could incur substantial costs in defending itself in suits brought against BioSafe or in bringing suits against other parties related to patent matters.

        Risks Attendant to Company Growth. The Company expects to experience significant growth in its business. This growth will continue to make significant demands on the Company's management, resources and operations. To manage its growth efficiently, the Company will be required to continue to improve its operational, financial and management information systems and to hire and train new employees and manage its current employees. The Company's failure to manage growth effectively could have a material adverse effect on the Company's business and financial performance.

        Competition. The markets in which BioSafe competes are characterized by several large companies and numerous small companies. Any of these companies may develop technologies superior to those of BioSafe. Many of BioSafe's potential competitors are large companies with substantially greater financial resources than BioSafe. To the extent these potential competitors offer comparable technologies, BioSafe's ability to compete effectively could be adversely affected.

        In addition to patent protection, BioSafe also relies on trade secrets, proprietary know how and technology which it seeks to protect, and confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements and other steps taken by BioSafe will be effective to protect BioSafe's technology against unauthorized use by others.

        Dependence on Key Management and Qualified Personnel. BioSafe is highly dependent upon the efforts of its senior officers, Philip Strauss, President and Chief Executive Officer, and Robert Rivkin, Vice-President and Chief Financial Officer, and other senior management. The loss of the services of one or more of these employees might have a material adverse effect on the Company. BioSafe does not currently maintain key man insurance on any of its personnel. BioSafe's future success will depend in large part upon its ability to attract and retain additional highly skilled managerial and technical personnel. BioSafe faces competition for hiring such personnel from other companies, research and academic institutions, government entities and other organizations. There can be no assurance that BioSafe will be successful in attracting and retaining qualified personnel as required for its projected operations.

                                 THE COMPANY

General

        BioSafe is a regional fully integrated non-hazardous solid waste management company that is also engaged in the business of rehabilitating landfills to permit their continued operation with increased capacity in an environmentally sound manner, a procedure referred to by BioSafe as "landfill remodeling." BioSafe has developed technologies for the handling of waste materials for use in landfill remodeling.

        The Company, in January 1997, through an 80% owned subsidiary, entered the waste collection business in the State of Vermont as its initial step to develop fully integrated solid waste management operations in markets where it believes it can maximize utilization of Company owned or operated landfills through such integration. An integrated solid waste management company offers disposal, collection, transfer and recycling services. Accordingly, the Company is in the initial stages of investigating potential acquisitions of waste collection, transfer and/or disposal operations which would be integrated with current or future landfill acquisitions or landfill remodeling projects.

        On June 19, 1997, the Company signed an agreement with the Chittenden Solid Waste District (the "CSWD") to lease/purchase the CSWD's permitted transfer station in Burlington, Vermont. This transaction will offer the Company greater access to the Burlington, Vermont and surrounding area markets, Vermont's most populated and industrialized community. The Company anticipates taking over operations of the transfer station on or after October 1, 1997. In addition, as of September 1, 1997, the Company started receiving waste from CSWD at its landfill. The Company is in preliminary discussions in connection with various potential acquisitions, including landfills, transfer stations and hauling operations, but no binding agreements or understanding for any such acquisitions exists at this time, and no assurance can be given that the Company will be able to complete any such acquisitions.

        As discussed above, BioSafe is focusing its resources and activities on the development of an integrated solid waste management business. With the implementation of Subtitle D Regulations and a growing scarcity of urban-center disposal sites, solid waste disposal continues to move further out from these urban centers. The Company believes that through utilization of its landfill remodeling process, it will be able to acquire and develop landfill capacity in or near urban metropolitan areas. On an integrated basis, this will provide the Company with a geographical and logistical competitive advantage because the Company's operations will be more centrally located as compared to its competitors whose operations will extend out longer distances from disposal sites.

        The Company is currently maintaining ownership of its infectious medical waste disposal technology, which is fully developed and requires no further development costs, which is outside the Company's core business.

        The Company's principal executive offices are located at 10 Fawcett Street, Cambridge, Massachusetts 02138; its telephone number is (617) 497-4500. The Company is a Nevada corporation.

The Preferred Stock Offering

        On June 30, 1997, the Company closed a Regulation "D" private placement of Series "A" Convertible Preferred Stock which raised net proceeds of approximately $9.2 million. As part of the private placement and included in the $9.2 million, the Company converted approximately $570,000 in bank debt into Preferred Stock and acquired the minority interest in Waste Professionals of Vermont, Inc. for $850,000 of Preferred Stock.

        The Preferred Stock was sold at a price of $100 per share, bears an 8% annual cumulative dividend, and is convertible into Common Stock at a conversion price of $0.28125 per share of Common Stock, which conversion price may be reset to a lower conversion price upon the occurrence of certain events. The dividend is payable in cash or in additional shares of Preferred Stock at the Company's option and is subject to adjustment after three years. The Preferred Stock is also redeemable at the Company's option after one year, subject to certain trading requirements.

                              REGISTRATION RIGHTS

        The registration of the shares of Common Stock pursuant to the Registration Statement of which this Prospectus is a part will discharge certain of the Company's obligations under the terms of a Registration Rights Agreement dated as of June 30, 1997 with the holders of the Preferred Stock (the "Registration Rights Agreement").

        Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses of effecting the registration of such shares of Common Stock (other than brokerage and underwriting commissions). The Company also has agreed to indemnify each Selling Stockholder under the Registration Rights Agreement and its officers, directors and other affiliated persons and any person who controls any Selling Stockholder against all losses, claims, damages and expenses arising under the securities laws or otherwise in connection with the Registration Statement or this Prospectus or any amendment or supplement thereto or hereto, subject to certain limitations. In addition, the Selling Stockholders under the Registration Rights Agreement agreed to indemnify the Company and its directors, officers and any person who controls the Company against any losses, claims, damages and expenses arising under the securities laws in connection with the Registration Statement or this Prospectus or any amendment or supplement thereto or hereto, but only to the extent such loss, claim, damage or expense relates to written information furnished to the Company by such Selling Stockholder expressly for use in the Registration Statement or this Prospectus or any amendment or supplement thereto or hereto.


                             SELLING STOCKHOLDERS

        The following table sets forth certain information known to the Company with respect to the Selling Stockholders, including the number of shares of Common Stock beneficially owned by each Selling Stockholder, the number of Shares registered hereby, and the number and percentage of shares of Common Stock held by each Selling Stockholder before the Offering and, assuming the sale of all registered Shares, after the Offering. There can be no assurance that all or any of the Shares offered hereby will be sold. If any are sold, each Selling Stockholder will receive all of the net proceeds from the sale of his, her or its respective Shares offered hereby. The amounts set forth are to the best of the Company's knowledge.


                                           Shares  Beneficially
                                              Owned Prior to             Shares to be       Shares Beneficially
                                                  Offering              Registered and     Owned After Offering
                                           -----------------------          Sold in      -----------------------
          Beneficial Owner                  Number(1)   Percent(2)         Offering        Number(1)   Percent(2)
          ----------------                 ----------   ----------       ------------    -----------   ----------


Risk Reward Fund Limited................   1,066,666       2.04%          1,066,666         0               0
VMR High Octane Fund LTD................   1,066,666       2.04%          1,066,666         0               0
Valux S.A...............................     400,000       *                400,000
Herb Stein..............................     400,000       *                400,000         0               0
Richard Brothers........................   3,022,222       5.78%          3,022,222         0               0
FDIC-for Boston Trade Bank in liquidation  2,488,888       4.67%          2,488,888         0               0
Fritas AS...............................   1,066,666       2.04%          1,066,666         0               0
Corner Bank LTD.........................     161,421       *                161,421         0               0
Simone Haggiag..........................      88,888       *                 88,888         0               0
Banca Del Gottardo......................   1,322,310       2.53%          1,322,310         0               0
J&C Resources Limited...................   1,777,777       3.40%          1,777,777         0               0
B III Capital Partners, L.P.............  17,777,777      34.00%         17,777,777         0               0
Florian Homm............................   1,066,666       2.04%          1,066,666         0               0
James McCarthy Jr.......................       6,400       *                  6,400         0               0
First Dunbar Associates, Inc............      57,600       *                 57,600         0               0
First Dunbar Securities Corp............      42,666       *                 42,666         0               0
Richard Banakus.........................     355,555       *                355,555         0               0
Cass & Co. - Magnum U.S. Equity Fund....     355,555       *                355,555         0               0
Cass & Co. - Magnum Tech Fund...........      88,888       *                 88,888         0               0
Cass & Co. - Magnum Turbo Growth Fund...     177,777       *                177,777         0               0
Cass & Co. - Magnum Opportunity Fund....      88,888       *                 88,888         0               0
Cass & Co. - Magnum Capital Growth Fund.     355,555       *                355,555         0               0
Rosebud Capital Growth Fund.............     355,555       *                355,555         0               0
Stanley Hollander ......................      88,888       *                 88,888         0               0
Harvey Tauman...........................     106,666       *                106,666         0               0
Robert Rivkin...........................     339,763       *                 88,888       250,875           *
Philip W. Strauss.......................     338,888       *                 88,888       250,000           *
Joseph Motzkin..........................     104,513       *                 88,888        15,625           *
Rich Golub..............................     102,400       *                102,400         0               0
Bostar A/S..............................      17,066       *                 17,066         0               0
Egger and Company.......................      14,933       *                 14,933         0               0
Nelson Partners.........................      14,933       *                 14,933         0               0
Olympus Securities, Ltd.................       1,066       *                  1,066         0               0
Demachy Worms & Co. International Ltd...      34,133       *                 34,133         0               0
Union Bancaire Privee...................       1,066       *                  1,066         0               0
Lars E. Bernsten........................       2,133       *                  2,133         0               0
Birger Dalen............................       1,066       *                  1,066         0               0
Svein Ekjord............................       1,066       *                  1,066         0               0
Per Flring..............................       6,400       *                  6,400         0               0
Nicolai M. Gram.........................       6,400       *                  6,400         0               0
Nils Otto Holmen........................       5,333       *                  5,333         0               0
Harold Norman...........................       4,266       *                  4,266         0               0
Ellen Jaer Obargaard....................       1,066       *                  1,066         0               0
Peter Spiten............................       1,066       *                  1,066         0               0
Svein Erik Stiansen.....................       1,066       *                  1,066         0               0
Ellen og Lars H. Thorklldsen............       1,061       *                  1,061         0               0
Bjorn Tueter............................       1,061       *                  1,061         0               0
International Capital Growth Limited....     313,955       *                313,955         0               0
Skips A/S `Lodd'........................      35,555       *                 35,555         0               0
Barnfield Limited.......................     220,000       *                220,000         0               0
Heritage Finance & Trust Company........     120,000       *                120,000         0               0
Banque Privee Edmond de Rothschild S.A..     200,000       *                200,000         0               0
Comptoir Prive de Gestion S.A...........      70,000       *                 70,000         0               0
Arbinter Omnivalor S.A..................     250,000       *                250,000         0               0

TOTAL...................................  36,000,471      68.85%         35,483,971       516,500           *

----------------

*       Less than 1%

(1) Except as indicated in the other footnotes to this table or as described below with respect to the relationships of the Selling Stockholders to the Company, based on information provided by such persons and subject to applicable community property laws, the persons named in the table above have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them.

(2) Percentage of ownership is based on 52,286,542 common share equivalents outstanding on September 10, 1997, consisting of 18,195,904 shares of Common Stock and 95,580 shares of Preferred Stock convertible into an aggregate of 34,090,638 shares of common stock. . Shares of Common Stock subject to stock options that are exercisable within 60 days of September 10, 1997 are deemed outstanding for computing the percentage
        of the person or group holding such  options,   but  are  not  deemed
        outstanding  for  computing the percentage of any other person or group.


        The relationships of the Selling Stockholders to the Company are as follows:

      Name                            Relationship
      ----                            ------------
      Philip W. Strauss               Chairman of the Board of Directors, Chief
                                      Executive Officer and President.

      Robert Rivkin                   Director, Chief Financial Officer, Vice
                                      President, Treasurer and Secretary.

      Joseph E. Motzkin               Vice President.


      B III Capital  Partners, L.P.   DDJ Capital Management, LLC ("DDJ") serves
                                      as the investment manager to B III Capital
                                      Partners, L.P. ("B III") and an affiliate of DDJ acts as the general partner of B III. Two Directors of BioSafe, Judy K.
                                      Mencher and David J. Breazzano, are
                                      managing members of DDJ.


  International Capital Growth        A Director of BioSafe, Jay J. Matulich, is
                                      a Limited managing director of
                                      International Capital Growth Limited.




                             PLAN OF DISTRIBUTION

        The Shares of Common Stock offered hereby may be offered and sold from time to time by the Selling Stockholders listed above, or by pledgees, donees, transferees or other successors in interest. The Company will not receive any of the proceeds from this Offering. The Shares offered hereby may be sold from time to time on the Nasdaq Market on terms to be determined at the time of such sales. The Shares of Common Stock may be sold by one or more of the following; (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) private sales directly or through a broker or brokers; and (e) to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions; such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers or agents may act. The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares offered hereby may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of such Shares offered hereby by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Stockholders from sales of the Shares offered by the Selling
Stockholders hereby will be the purchase price of such Common Stock less any broker's commissions.

        To the extent required, the specific shares of Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement

        The Shares offered hereby may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

        In order to comply with the securities laws of certain states, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which may limit the timing of purchases and sales by the Selling Stockholders.

        The Company will pay substantially all the expenses incurred by the Selling Stockholders and the Company incident to the Offering and sale of the Shares to the public, but excluding any underwriting discounts, commissions or transfer taxes. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, as well as such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 West Fifth Street, N.W., Washington, D.C. 20549, and at its public reference facilities at New York, New York and Chicago, Illinois at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. In addition, the Company's Common Stock is listed on Nasdaq Market, and the aforementioned materials may also be inspected at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

        The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Common Stock being offered hereby. For further information with respect to the Company and the shares of Common Stock being offered by this Prospectus, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed fees at the offices of the Commission set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed on March 31, 1997, as amended by the Company's Annual Report on Form 10-K/A, as filed on April 30, 1997; (ii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997, as filed on May 15, 1997; (iii) the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997, as filed on August 14, 1997; (iv) the Company's Current Report on Form 8-K dated June 26, 1997, as amended by the
Company's Current Report on Form 8-K/A filed on July 16, 1997; and (v) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A as filed on or about April 27, 1995 under Section 12 of the Exchange Act, and any amendments or reports for the purpose of updating such description.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

        The Company will provide, without charge, to each person, including any owner of Common Stock, to whom a copy of this Prospectus is delivered, at the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Robert Rivkin, Chief Financial Officer, BioSafe International, Inc., 10 Fawcett Street, Cambridge, Massachusetts 02138, telephone (617) 497-4500.

                               LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby has been passed upon for the Company and the Selling Stockholders by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                 EXPERTS

        The consolidated financial statements of BioSafe International, Inc. as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the consolidated financial statements is incorporated by reference herein and contains an explanatory paragraph that states that the Company must raise substantial additional capital and must achieve a level of revenues adequate to support the Company's cost structure which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements of BioSafe International, Inc., incorporated by reference herein, do not include any adjustments that might result from the outcome of that uncertainty.

    No person has been authorized in
connection with the offering made hereby
to give  any  information  or to make
any  representation  not  contained  in                     35,483,971 Shares
this Prospectus and, if given or made,
such information or representation must
not berelied upon as having been authorized
by the Company, any Selling Stockholder or
any other  person.  This  Prospectus  does not                  BIOSAFE
constitute an offer to sell or a solicitation                INTERNATIONAL,
of an offer to buy any of the  securities                         INC.
offered  hereby  to any person or by anyone
in any  jurisdiction  in which it is  unlawful
to make such offer or solicitation. Neither the
delivery of this Prospectus nor any sale made                 Common Stock
hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.
                                                               PROSPECTUS



            TABLE OF CONTENTS

                                                  Page

Risk Factors...................................    2

The Company....................................    4

Registration Rights............................    5

Selling Stockholders...........................    5

Plan of Distribution...........................    8
                                                                , 1997
Available Information..........................    9

Incorporation of Certain Documents
by Reference...................................    9

Legal Matters..................................   10

Experts........................................   10

                                  PART II.

                       INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        The following table sets forth an itemized statement of all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered (all of which are estimated, other than the filing fee of the Securities and Exchange Commission):

        Securities and Exchange Commission filing fee...........   $  8,065

        Legal fees and expenses.................................      7,500

        Accounting fees and expenses............................      2,000

        Blue sky fees and expenses..............................      5,000

        Miscellaneous...........................................   $  5,000
                                                                   --------
        ........................................................   $ 27,565


Item 15.  Indemnification of Directors and Officers.

        The Company's Articles of Incorporation provide certain limitations on the liability of the Company's directors and officers for monetary damages to the Company. The Articles of Incorporation obligate the Company to indemnify its directors and officers for monetary damages for any breach of fiduciary duty by such person as a director or officer, except (i) for acts or omissions that involve intentional misconduct, fraud or knowing violation of law or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Business Corporation Act (the "NBCA"). These provisions could reduce the legal remedies available to the Company and the stockholders against these individuals.

        The NBCA permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (i) acts or omissions that involve intentional misconduct, fraud or knowing violation of law or (ii) the payment of distributions in violation of NBCA
Section 78.300.

        The Company has entered into an indemnification agreement with one of its directors, William B. Philipbar. The indemnification agreement requires, among other things, that the Company indemnify Mr. Philipbar to the fullest extent permitted by law and advance to Mr. Philipbar all related expenses. Under this agreement, the Company must also indemnify and advance all expenses incurred by Mr. Philipbar seeking to enforce his rights under the indemnification agreement, provided Mr. Philipbar prevails. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Mr. Philipbar that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides. It is the position of the Commission that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

Item 16.       Exhibits

      4.1*      Articles of Incorporation.

      4.2**     Articles of Amendment to Articles of Incorporation.

      4.3***    Bylaws.

      5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the Common Stock being registered.

     23.1       Consent of KPMG Peat Marwick L.L.P., Independent Accountants.

     23.2       Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
                5.1 hereto).

     24.1       Power of Attorney (included on the signature page hereto).

----------------------------------

* Previously filed as an exhibit to Registrant's Registration Statement on Form S-1, No. 33-93966.
** Previously filed as an exhibit to Registrant's Registration Statement on Form S-1, No. 33-93966.
*** Previously filed as an exhibit to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

Item 17. Undertakings

    (a)   The undersigned Registrant hereby undertakes:

         (1)   To file,  during any  period in which  offers or sales are
               being   made,   a   post-effective   amendment   to   this
               Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would no exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
                                       II-2

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on September 26, 1997.

                                  BIOSAFE INTERNATIONAL, INC.

                                  By:   /s/ Philip W. Strauss
                                        Philip W. Strauss
                                        President

        Know all men by these presents, that each person whose signature appears below constitutes and appoints Philip W. Strauss and Robert Rivkin, each acting singly, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, and from him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                       Title                                   Date
---------                       -----                                   ----

/s/ Philip W. Straus            President, Chief Executive    September 30, 1997
------------------------        Officer and Director
Philip W. Strauss               (Principal Executive Officer)


/s/ Robert Rivkin               Vice President, Chief         September 30, 1997
------------------------        Financial Officer, Secretary,
Robert Rivkin                   Treasurer and Director
                                (Principal Financial Officer
                                and Accounting Officer)


/s/ David Breazzano             Director                      September 30, 1997
------------------------
David Breazzano


/s/ Charles Johnston            Director                      September 30, 1997
------------------------
Charles Johnston


/s/ Jay Matulich                Director                      September 30, 1997
------------------------
Jay Matulich


/s/ Judy Mencher                Director                      September 30, 1997
------------------------
Judy Mencher

/s/ William B. Philipbar        Director                      September 30, 1997
------------------------
William B. Philipbar

                                                                    Exhibit 5.1

                                                October 3, 1997

BioSafe International, Inc.
10 Fawcett Street
Cambridge, Massachusetts 02138

        Re:    Registration Statement on Form S-3
               ----------------------------------
Ladies and Gentlemen:

        This opinion is rendered to you in connection with the preparation of the Registration Statement on Form S-3 (File No. 333- ) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance and sale, from time to time, by certain selling stockholders of BioSafe International, Inc. (the "Company") of up to 35,483,971 shares (the "Shares") of the Company's common stock, $.001 par value per share (the "Common Stock").

        We have acted as counsel to the Company in connection with the preparation of the Registration Statement. For purposes of this opinion, we have examined the Articles of Incorporation and By-laws, as amended and restated, of the Company; such records of the corporate proceedings of the Company as we have deemed material; the Registration Statement and all exhibits thereto; and such other documents as we have deemed necessary to enable us to render this opinion.

        We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and The Commonwealth of Massachusetts.

        In rendering the opinions expressed herein, we assume that all steps necessary to comply with the registration requirements of the Securities Act and with applicable requirements of state law regulating the sale of securities will be duly taken.

        Based upon and subject to the foregoing, and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Shares have been authorized for issuance and are validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement and the Prospectuses contained therein.

                                           Very truly yours,

                                           /s/ Goodwin, Procter & Hoar LLP

                                           GOODWIN, PROCTER & HOAR LLP

                                                                  Exhibit 23.1

                  INDEPENDENT AUDITORS' CONSENT


        We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated March 28, 1997 includes an explanatory paragraph that states that the Company must raise substantial additional capital and must achieve a level of revenues adequate to support its cost structure, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements incorporated by reference herein do not include any adjustments that might result from the outcome of that uncertainty.


                                                     KPMG Peat Marwick LLP

Boston, Massachusetts
September 23, 1997